SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  June 24, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000


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Item 5.  Other Events

A.  Electric Industry Restructuring

     1.  Competition Transition Charge Proceeding

As part of California's electric industry restructuring legislation enacted in Assembly Bill 1890 (restructuring legislation), utilities are authorized to recover transition costs from all customers (with certain exceptions) through a nonbypassable competition transition charge (CTC) included in electric rates. Transition costs represent the costs of utilities' generation-related assets and obligations which prove to be uneconomic in the new competitive framework. These costs include above-market plant costs, the above-market costs associated with power purchase agreements such as qualifying facilities contracts, and generation-related regulatory assets. (In general, regulatory assets are expenses deferred in the current period and allowed to be included in rates in subsequent periods.)

The nonbypassable CTC will be charged to all customers, whether such customers are purchasing fully bundled electric services (generation, transmission and distribution services) from a utility, procuring their own energy as direct access customers, or departing the utilities' transmission and distribution systems altogether as departing load customers. Under the restructuring legislation, the California Public Utilities Commission (CPUC) will determine the costs which are eligible for recovery as transition costs. Most transition costs must be recovered by December 31, 2001, although certain categories of transition costs may be recovered after December 31, 2001. In addition, the restructuring legislation provides for a rate freeze until the earlier of March 31, 2002, or until PG&E has recovered its transition costs.

On June 11, the CPUC issued a decision adopting CTC ratemaking and accounting mechanisms to enable the utilities to measure their transition costs and track the recovery of transition costs. The eligibility of certain costs for transition cost recovery, authorized returns on transition costs, and the market valuation of generation-related assets will be determined by the CPUC in later phases of the CTC proceeding. The decision includes the following provisions:

 - To comply with the rate freeze mandated by the restructuring legislation, utilities must collect the CTC from customers on a "residual" basis. Under this approach, revenues collected under frozen electric rates will be applied to recover the current costs of distribution, transmission and generation services (excluding transition costs), and public purpose programs such as energy efficiency and conservation activities. Any residual revenue, after
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the recovery of these costs, will be applied to
recover transition costs.

 - The above-market generation plant costs, including associated taxes and a reduced rate of return, and most generation-related regulatory assets will be amortized ratably over a 48-month period. The reduced return will include a return on common equity equal to 90 percent of PG&E's long term cost of debt.

 - Utilities are authorized to defer the recovery of currently incurred employee-related transition costs, electric industry restructuring implementation costs (i.e, the costs of implementing customer direct access to electric energy providers, the Independent System Operator (ISO), and the Power Exchange
(PX) required by the restructuring legislation), and the cost of irrigation district exemptions from the CTC. These costs may be recovered from ratepayers through a separate CTC surcharge beyond December 31, 2001, as follows: employee-related transition costs may be collected until December 31, 2006; restructuring implementation costs may be collected until fully recovered; and after December 31, 2001, up to $50 million in costs for irrigation district CTC exemptions may be collected until March 31, 2002. In addition, to the extent generation-related transition cost recovery is displaced by the collection of renewable resource program costs during the rate freeze period, those displaced generation-related transition costs may be collected in the period January 1, 2002, through March 31, 2002. Any transition costs not recovered within the applicable period will be absorbed by the utilities.

 - The recovery of transition costs will be reviewed in an annual CPUC proceeding. The annual proceeding will also be used to review the utilities' approach used to accelerate recovery of transition costs and to estimate the market values of their generation-related assets.

 - The decision adopts principles for developing departing load customer tariffs, including penalties for departing load customers who fail to provide adequate notice of departure or fail to pay CTC, that will enable the utilities to enforce collection of the nonbypassable CTC from departing load customers.

     2.   Divestiture

On June 24, 1997, PG&E announced its plans, subject to CPUC approval, to sell three of its California fossil-fueled power plants located in San Francisco and Contra Costa counties (Potrero, Contra Costa and Pittsburg), and its geothermal facilities, The Geysers Power Plant.

In October 1996, PG&E announced it would divest four of its California fossil-fueled power plants (Hunter's Point, Oakland,
Morro Bay, and Moss Landing). PG&E's proposal for the sale of these plants is

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currently under consideration by the CPUC.
Together, the eight power plants represent 98 percent of PG&E's fossil-fueled generating capacity.

The four additional plants identified for sale by PG&E, which have a combined capacity of 4,289 megawatt (MW), generate approximately eight percent of PG&E's total electric sales. The combined net book value for the plants is approximately $750 million. PG&E intends to propose that any loss incurred on the sale of these plants would be recovered as a transition cost. Likewise, any gain on the sale would offset other transition costs.


Plant         County Location     Type    Capacity   Net Book Value
Potrero        San Francisco     Steam      363 MW   $37 million
Contra Costa    Contra Costa     Steam      680 MW   $105 million
Pittsburg       Contra Costa     Steam    2,022 MW   $223 million
The Geysers   Sonoma and Lake  Geothermal 1,224 MW   $381 million


PG&E intends to file its plan for the sale of these power plants with the CPUC later this year and will seek to sign sales agreements with buyers by the end of 1998.

B.  Gas Accord

On June 11, 1997, two CPUC commissioners issued an alternate proposed decision (Alternate PD) which, if adopted by the full CPUC, would approve the Gas Accord, a comprehensive proposed settlement which was submitted in 1996 for CPUC approval. As previously disclosed in PG&E Corporation's and PG&E's Current Report on Form 8-K dated April 18, 1997, on March 24, 1997, a CPUC administrative law judge (ALJ) issued a proposed decision (ALJ PD) rejecting the Gas Accord. Neither the ALJ PD nor the Alternate PD is a final decision of the CPUC. The CPUC's agenda for its meeting on June 25, 1997, includes consideration of a final decision in the Gas Accord, although the CPUC may decide to hold the matter for consideration at a later date.

The Gas Accord would restructure PG&E's gas services and its role in the gas market, establish gas transmission rates for the period July 1997 through December 2002, and resolve various gas regulatory issues, including the recovery of certain capital costs associated with Line 401, PG&E's recently constructed California segment of the PG&E/Pacific Gas Transmission Company pipeline that extends from the Canadian border to Kern River Station in Southern California. (The Gas Accord is more fully described in PG&E Corporation's and PG&E's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

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Specific provisions of the Alternate PD include the following:

 - The Alternate PD would sever from the Gas Accord the proposed settlement of the issue of whether PG&E misled the CPUC in violation of Rule 1, the CPUC's Code of Ethics, in connection with responding to certain discovery requests in the CPUC proceeding to determine whether the decision to construct Line 401 was reasonable. The Alternate PD would direct the CPUC's Legal Division to initiate a proceeding to determine if PG&E violated Rule 1, in which event PG&E could be subject to fines and penalties.

 - The Alternate PD states that PG&E has a conflict of interest between shareholder and ratepayer interests in the marketing of PG&E's Line 401 capacity, supplied by Canadian gas producers, while also brokering capacity reserved by PG&E under gas transportation contracts with interstate pipeline companies primarily supplied by Southwest gas producers. The Alternate PD would institute a rule-making proceeding in which the CPUC would propose a discounting rule to mitigate the perceived conflict of interest. The CPUC stated that the discounting rule it intended to propose would require PG&E to offer a commensurate service discount on its intrastate pipeline (Line 300) which connects with interstate pipelines delivering Southwest gas, whenever PG&E offers a service discount on its Northern California intrastate pipelines (Lines 400 and 401) which connect with interstate pipelines delivering primarily Canadian gas, but the CPUC noted that PG&E or other parties may propose other options.

 - The Alternate PD would approve the core procurement incentive mechanisms (CPIM) proposed in the Gas Accord to replace the traditional reasonableness review proceedings of PG&E's gas procurement costs for the periods 1994-97 and 1998-2002.

 - The Alternate PD would approve the Gas Accord's proposal that PG&E forgo recovery of 100 percent and 50 percent of the Interstate Transition Cost Surcharge (ITSC) amounts allocated for collection from its core and noncore customers, respectively. (ITCS costs are the difference between fixed demand charges PG&E pays under gas transportation contracts with interstate pipeline companies for the reservation of interstate pipeline capacity that PG&E no longer uses to serve noncore customers, and the revenues PG&E obtains from brokering that capacity.)

 - The Alternate PD would accept the Gas Accord's proposal to set rates for Line 401 based on total capital costs of $736 million.

 - Finally, the Alternate PD states that approval of the Gas Accord would not (i) affect the CPUC's authority to consider conflict of interest, affiliate abuse, PG&E's gas procurement practices, or other issues in other proceedings or in the CPUC's proposed proceeding

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concerning PG&E's alleged Rule 1 violation;
(ii) affect the CPUC's plan to consider further unbundling or separation of services in the natural gas industry to produce a more competitive gas market; or (iii) prohibit the CPUC from rescinding, altering or amending the terms of the Gas Accord in the future.

As of March 31, 1997, approximately $529 million had been reserved relating to these gas regulatory issues and capacity commitments. As a result, PG&E Corporation believes that if either the ALJ PD or the Alternate PD were adopted by the CPUC, neither decision would have a material impact on PG&E Corporation's financial position or results of operations.

C.  Changes in Management

On June 18, 1997, the Board of Directors of PG&E approved a reorganization of its five business units into three business units, appointed several new officers, and approved a realignment of executive assignments and responsibilities. The Board's actions will be effective on July 1, 1997.

James K. Randolph, currently vice president and general manager of the Power Generation Business Unit, will become senior vice president and general manager of the new Distribution and Customer Service Business Unit (currently the Customer Energy Services Business Unit), responsible for all customer services and operations, maintenance and community relations. E. James Macias, currently vice president and general manager of the Electric Transmission Business Unit, will become senior vice president and general manager of the new Generation, Transmission and Supply Business Unit (currently the Electric Transmission, Gas Supply, and Power Generation Business Units), responsible for all of PG&E's California non-nuclear power plants, gas and electric transmission systems, as well as gas purchases and third party electric purchases. (Gregory M. Rueger will continue in his current position as senior vice president and general manager of the Nuclear Power Generation Business Unit, the third business unit, responsible for nuclear power plant operations.)

Kent M. Harvey, currently vice president and treasurer of PG&E, will become senior vice president, treasurer and chief financial officer of PG&E, responsible for all financial, and information technology functions, as well as buildings, land and other general services.

Daniel D. Richard Jr., currently vice president of governmental relations of PG&E, will become senior vice president of governmental and regulatory relations of PG&E. Mr. Richard will be responsible for governmental and regulatory relations, including general rate cases.

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On June 18, 1997, the Board of Directors of PG&E Corporation,
PG&E's parent company, also appointed Mr. Richard as vice
president of governmental relations for PG&E Corporation.
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                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                                  BRUCE R. WORTHINGTON
                          By ________________________________
                                  BRUCE R. WORTHINGTON
                               Senior Vice President and
                               General Counsel
                               (PG&E Corporation)
                               Senior Vice President
                               and General Counsel
                               (Pacific Gas and Electric Company)

Dated: June 24, 1997